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                                    FORM 11-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                  [X] ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                      SAVINGS AND SIMILAR PLANS PURSUANT TO
                    SECTION 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

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                     FOR THE FISCAL YEAR ENDED MAY 31, 2000

                         COMMISSION FILE NUMBER: 1-14659
                                                 -------

                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


      Delaware                                            51-0328154
   ----------------                                   ----------------
   (State or other                                    (I.R.S. Employer
   jurisdiction of                                     Identification
    incorporation                                          Number)
   or organization)


                               RODNEY SQUARE NORTH
                            1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
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                    (Address of Principal Executive Offices)



                        1996 Employee Stock Purchase Plan
                        ---------------------------------
                              (Full title of plan)
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1. The 1996 Employee Stock Purchase Plan affords staff members the opportunity to acquire shares of Wilmington Trust Corporation's stock.

2. a. The written consent of accountants with respect to the financial statements for the 1996 Employee Stock Purchase Plan is attached hereto as
      Exhibit 99.1.

   b. The financial statements required to be filed for the 1996 Employee Stock Purchase Plan are attached hereto as Exhibit 99.2.

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                                   SIGNATURES
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 1996 Employee Stock Purchase Plan, have signed this Form 11-K as of August 26, 2000.




                        /s/ William J. Farrell, II                       (SEAL)
                        -------------------------------------------------
                        William J. Farrell, II,
                        Chairman


                        /s/ Howard K. Cohen                              (SEAL)
                        -------------------------------------------------
                        Howard K. Cohen



                        /s/ Catharine Z. Ford                            (SEAL)
                        -------------------------------------------------
                        Catharine Z. Ford



                        /s/ Gerald F. Sopp                               (SEAL)
                        -------------------------------------------------
                        Gerald F. Sopp

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                                  EXHIBIT INDEX

Exhibit Number                       Exhibit                      Page Number
     99.1                 Consent of independent auditors              4



     99.2                 Financial statements                         7

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